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                                                                   EXHIBIT 10.36

                                LICENSE AGREEMENT

                  THIS LICENSE AGREEMENT ("Agreement") is made and effective this 1st day of February, 2000, by and between MOLECULAR MEDICINE RESEARCH INSTITUTE (hereinafter "MMRI") , 325 East Middlefield Road, Mountain View, California 94043 (hereinafter "MMRI") and AMARILLO BIOSCIENCES, INCORPORATED, a Texas corporation, with its principal place of business at 800 W. 9th, Amarillo, Texas 79101 (hereinafter "ABI") (MMRI and ABI are hereinafter collectively referred to as the "Parties").

                  WHEREAS, EDWARD P. AMENTO and JOSEPH M. CUMMINS are co-inventors of that certain provisional United States Patent Application No. 60-156,480, dated September 28, 1999, relating to a method for using interferon-g ("IFN-g") orally, and which, along with all modifications, revisions, continuations, continuations-in-part, divisions, re-issues, extensions, or foreign counterparts thereof, is hereinafter referred to as the "Patent" or "Patents";

                  WHEREAS, ABI has already conducted or contracted for the conduct of preliminary tests demonstrating the efficacy of orally administered IFN-g in several species;

                  WHEREAS, ABI and its contract suppliers have substantial expertise in the production and use of IFN-g and have proprietary rights and know-how in the field of production, purification and formulation of IFN-g;

                  WHEREAS, EDWARD P. AMENTO has heretofore assigned all of his assignable rights in the Patent to MMRI, and JOSEPH M. CUMMINS has heretofore assigned all of his assignable rights in the Patent to ABI;

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                  WHEREAS, MMRI and ABI have ongoing research programs and
product development efforts directed to the use of IFN-g in both human and animal medicine and desire to expand use of IFN-g to new human and animal applications;

                  WHEREAS, ABI desires to acquire a license under the Patent and a license of MMRI Technical Information for the use and sale of IFN-g-containing formulations for oral use to treat or prevent diseases in humans and animals;

                  WHEREAS, MMRI is willing to disclose to ABI MMRI Technical Information including preliminary animal and human data;

                  WHEREAS, MMRI is desirous of conducting research on applications of IFN-g to human and animal health;

                  NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and adequate consideration, the receipt and sufficiency of which are evidenced by the execution hereof, ABI and MMRI agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  1.1. "ABI" and "MMRI" shall mean and include not only the indicated company, but also such company's Affiliates and Assignees.

                  1.2. "Affiliate" means a corporation, company, partnership, or other business entity which controls or is controlled by, or is under common control with, the designated party. In the case of a corporation or company, "control" means ownership either directly or indirectly of at least Fifty Percent (50%) of the shares of stock entitled to vote for the election of directors.

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                  1.3.     "Agreement" or "License Agreement" means this
Agreement and all Exhibits hereto.

                  1.4. "Assignee" means any permitted assignee of rights under this Agreement.

                  1.5. "Invention" means all inventions described in the Patent.

                  1.6. "Licensed Product" means dose formulations or compositions containing any animal or human IFN-g designated, detailed or labeled for oral use including, but not limited to, administration for mucosal contact of the mouth and throat to treat or prevent the development of infections in humans or animals exposed to infectious agents, or suffering from autoimmune diseases, cancer, or connective tissue diseases.

                  1.7. "Net Sales Value" shall mean the gross selling price paid to ABI or its Affiliates by any purchaser of Licensed Product from ABI or its Affiliates, for Licensed Product, less all packaging, instructional, or other similar charges, and less customary trade discounts and refunds or credits allowed for return of defective Product. If Licensed Production is sold in transactions which are not bona fide arms-length transactions, Net Sales Value for such sales shall be valued as equal to commercial sales of similar products to unrelated third parties in similar quantities.

                  1.8. "Sublicensee" means an entity to which ABI hereafter licenses the Patent or rights under the Patent, and which entity assumes the primary responsibility for development of a Licensed Product.

                  1.9. "Technical Information" means all information, reports, results, inventions, know-how, materials, and any other technical and scientific data, specifications and formulae directly related to the development, regulatory approval, manufacture, testing, use, marketing and/or sale of Licensed Product or other interferon-containing compositions, and any non-public information

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relevant to the business of the Parties which is necessarily disclosed by one to the other during the Parties' conduct under this Agreement. "MMRI Technical Information" refers to Technical Informa tion originating with MMRI or which MMRI has obtained through its contractual relationships with third parties. "ABI Technical Information" refers to Technical Information originating with ABI or which ABI has obtained through its contractual relationships with third parties. "Technical Information" when not otherwise specified herein means both MMRI Technical Information and ABI Technical Information.

                                   ARTICLE II

                                THE LICENSE GRANT

                  MMRI grants to ABI, subject to the terms of this Agreement, a royalty-bearing, exclusive license under the Patent and under MMRI Technical Information to make, have made, or use Licensed Product labeled for testing or trials, and upon proper regulatory approval, for use and sale to treat humans or animals in the United States.

                                   ARTICLE III

                                  CONSIDERATION

                  3.1. ABI shall pay to MMRI a royalty of ten percent (10%) of all amounts received by ABI or an ABI Affiliate from a Sublicensee or Sublicensee Affiliate, which amounts are based on sales of Licensed Product.

                  3.2. The parties acknowledge that a Sublicensee may require from ABI the license of one or more patents other than the Patent; accordingly, if one or more patents other than the Patent are licensed to a Sublicensee with respect to the development of Licensed Product, the royalty set forth above as payable by ABI to MMRI shall be reduced as follows: for the first such additional

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Patent, the royalty provided in Section 3.1 shall become eight percent (8%); for the second, six percent (6%); and for the third or any additional such Patent, four percent (4%). Under no circumstances shall this Section 3.2 cause the royalty provided under Section 3.1 to be reduced below four percent (4%).

                  3.3. If ABI does not license the Patent or rights under the Patent to a Sublicensee, but conducts commercial sales of Product either directly, or through an Affiliate or one or more distributors, then in lieu of the consideration set forth in Section 3.1 above, ABI shall pay to MMRI a royalty of five percent (5%) of the Net Sales Value of Licensed Product sold by ABI or its Affiliates, as the case may be.

                                   ARTICLE IV

                        REMITTANCES, RECORDS AND REPORTS

                  4.1. ABI shall keep accurate records in sufficient detail to enable the royalties and any other amounts payable hereunder to be determined. MMRI shall have the right to nominate an independent public accountant or firm of MMRI choice ("auditors") to audit such records. Once in each calendar year, the auditors shall have access to the records of ABI relating to payments under this Agreement during reasonable business hours for the purpose of verifying the accuracy of the reports and payments made during the current year and/or any preceding calendar year. The matters to be audited shall include sales volumes, deliveries, prices, receipts, and all other matters constituting verification of the royalty payable to MMRI hereunder.

                  4.2. Payment of royalties shall be made to MMRI within forty (40) days following the end of each calendar quarter for all amounts received by ABI or an ABI Affiliate either from direct sales or from a Sublicensee or Sublicensee Affiliate or from a distributor during said quarter,

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and royalties to MMRI shall accrue when such amounts are received by ABI or an
ABI Affiliate. All payments to MMRI shall be accompanied by statements certified by an officer of ABI which give sufficient information from which to calculate the amount of payment due hereunder, including the total quantity and price of Licensed Products sold by ABI, ABI Affiliates, Sublicensees, or distributors for which royalty has accrued during the preceding quarter, and the aggregate amounts payable to MMRI. A statement shall also be submitted in the event that no amounts are payable to MMRI.

                  4.3. Payments hereunder shall be made in U.S. Dollars in the United States and royalties shall accrue in U.S. Dollars.

                                    ARTICLE V

                              TERM AND TERMINATION

                  5.1. This Agreement and all rights licensed hereunder by MMRI to ABI shall terminate upon the expiration of the Patent, or if there should be one or more foreign counterparts, upon the expiration of the last expiring Patent.

                  5.2. In the event ABI shall at any time fail to make payments, render reports, or otherwise fail to abide by the terms of this Agreement, MMRI may notify ABI in writing of such default and MMRI's intent to terminate this Agreement unless such default is cured by ABI within sixty (60) days from receipt by ABI of such notice. If such default is not cured within the sixty (60) day period, MMRI may provide ABI with written notice of termination, and this Agreement and the license and rights granted by it shall thereupon terminate.

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                  5.3.     Termination of this Agreement for any reason shall
not relieve the Parties of any obligation accruing prior to such termination. In addition, ARTICLE IX ("Confidentiality") shall survive termination of this Agreement.

                  5.4. Any accrued royalties or other payments shall be paid to MMRI within thirty (30) days of the termination of this Agreement.

                                   ARTICLE VI

                              OBLIGATION TO DEVELOP

                  ABI shall endeavor to enter into an agreement with a development partner (Sublicensee) providing for the development of Licensed Product, and will make reasonable commercial efforts to cause such agreement to provide for $300,000 in research funding to be committed to MMRI ($100,000 per year, over a three-year period) for research related to the development of a Licensed Product. The other provisions of this Agreement notwithstanding, including without limitation the term and termination provisions contained in
Article V above, if ABI has not executed an agreement with a development partner (Sublicensee) within three (3) years of the date of this Agreement, providing for the reasonable and timely development of a Licensed Product, under which the development partner has undertaken to conduct appropriate and required preclinical studies and initiation of clinical trials to obtain regulatory approval, and to take other steps toward the commercialization of a Licensed Product, then this Agreement shall thereupon terminate, and neither party shall have any continuing obligation to the other; or alternatively, at the sole election of MMRI, MMRI may, by written notice delivered to ABI, undertake the task of finding a development partner (Sublicensee), and shall have three (3) years from the inception of such undertaking to secure agreement with a development partner. In the event such an agreement is

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secured, the terms of this Agreement shall apply to such arrangement, but with
ABI considered to be the licensor, with MMRI considered to be the licensee, and with all terms and conditions of this Agreement applying to such new arrangement. At all times during the term of this License Agreement, both parties shall act cooperatively in seeking a development partner or a Sublicensee, and both parties shall have full access to all data and other intellectual property in the possession of the other relating to Licensed Product, subject to the confidentiality provisions of Article IX, below. Nothing herein shall be construed to require ABI to license any patent other than the Patent to MMRI, or to require ABI to license any other intellectual property rights to MMRI, or to prevent ABI from developing and marketing, simultaneous with MMRI, one or more Licensed Products, as long as such do not infringe the Patent.

                  If MMRI should find a development partner or Sublicensee pursuant to the procedures hereinbefore set forth, ABI shall be granted the first right to attempt to negotiate an IFN-g supply agreement with such development partner or Sublicensee.

                                   ARTICLE VII

                 PATENT APPLICATIONS, OWNERSHIP, AND ENFORCEMENT

                  The enforcement of any and all patents licensed hereunder, including without limitation the prosecution of any lawsuits to enforce the Patent shall be at the sole discretion of ABI; provided, however, that if MMRI should request such enforcement, and advance all funds necessary to enforce such patents (including without limitation legal fees and expenses) and indemnify ABI against any loss, cost or expense arising from such enforcement action, then ABI shall use its best efforts to enforce such patents.

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                                  ARTICLE VIII

                         DISCLAIMERS AND INDEMNIFICATION

                  8.1. ABI makes no representation or warranty that the sale of Licensed Product will not infringe any third party patent, nor does ABI assume any obligations with respect to infringements of patents of others arising as a result of ABI's activities under this Agreement.

                  8.2. ABI makes no covenant to defend any infringement charge by a third party, nor, except as otherwise herein expressly provided, to initiate action against infringers of the MMRI Patent.

                  8.3. Neither ABI nor MMRI makes any representation or warranty concerning the potential profitability of sales of Licensed Product.

                  8.4. ABI agrees that it shall indemnify and save MMRI harmless from any and all claims, demands, actions and causes of action against MMRI, whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever, arising, directly or indirectly, out of the use, manufacture, distribution and/or sale of Licensed Product by or through ABI or its Affiliates or Sublicensees, whether or not the claims, demands, actions or causes of action are alleged to have resulted in whole or in part from the negligent acts or omissions of MMRI, or from acts or omissions of persons for which MMRI is or would otherwise be strictly liable. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any and all such claims, demands, actions or causes of action.

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                                   ARTICLE IX

                                 CONFIDENTIALITY

                  9.1. ABI and MMRI own or are licensed under confidential or secret information relating to the Invention, and it is the intention of ABI and MMRI to maintain this confidentiality.

                  9.2. Each Party agrees to maintain confidential and secret all Technical Information which may be disclosed or provided to it by the other Party or that the Parties may together subsequently acquire.

                  9.3. Each Party's obligation to the other (to maintain confidentiality) hereunder shall terminate with respect to any particular item and only said item of the disclosing Party's Technical Information, when the recipient Party can demonstrate that such item of information:

                           9.3.1.   Is publicly known and available through some
means other than by the recipient Party's act or omission; or

                           9.3.2.   Was in the recipient Party's possession
prior to its disclosure by the other Party, provided that written evidence of such possession is established; or

                           9.3.3.   Has come into the recipient Party's
possession through a third party free of any obligation of confidentiality to the disclosing Party, where said third party has acquired said information lawfully and not under circumstances forbidding its disclosure.

                  9.4. Neither Party will permit the other Party's Technical Information or any part thereof to be disclosed to third parties or to employees except on a "need-to-know" basis and each will maintain such information and/or documents with the same precautions it uses to safeguard its own confidential or secret information.

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                  9.5.     Each Party will notify the other promptly if it has
knowledge that an unauthorized third party possesses Technical Information of the other Party related to the Invention.

                  9.6. ABI shall have the right to use MMRI's Technical Information to the extent reasonably necessary to accomplish the objectives of this Agreement, including specifically the right to disclose such information to its contract consultants and scientific investigators (from whom ABI shall secure Confidential Disclosure Agreements) and to United States regulatory agencies in support of applications for regulatory agency approval to make, test and/or sell Licensed Product.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1. Force Majeure. The failure of ABI, MMRI, or any of their Affiliates to take any action required by this Agreement if such failure is occasioned by an act of God or the public enemy, fire, explosion, perils of the sea, floods, drought, war, riot, sabotage, accident, embargo or any circumstance of like or different character beyond the reasonable control of the Party so failing or by the interruption or delay in transportation, inadequacy, or shortage or failure of the supply of materials and/or equipment, equipment breakdown, labor trouble or compliance with any order, direction, action or request of any governmental officer, department or agency and whether in any case such circumstances now exist or hereafter arise, shall not subject said Party to any liability to the other.

                  10.2. Communication. Any payment, notice or other communication required or permitted to be made or given to either Party pursuant to this Agreement shall be sufficiently made or given on the date of sending if sent to such Party by fax or by certified or registered mail or by

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courier service, postage or delivery charge prepaid, addressed to it at its address set forth below, or to such other address as it may have designated by written notice given to the other Party:

                           In case of ABI:

                                    Dr. Joseph M. Cummins
                                    800 W. 9th
                                    Amarillo, Texas 79101
                                    Fax: 806/376-9301

                           In case of MMRI:

                                    Dr. Edward P. Amento
                                    Molecular Medicine Research Institute
                                    325 East Middlefield Road
                                    Mountain View, CA 94043
                                    Fax: 650-237-7455

                  10.3. Amendments to Agreement. This Agreement constitutes the entire agreement between the Parties hereto on this subject matter and supersedes all previous arrangements whether written or oral. Any amendment or modification of this Agreement shall be effective only if made in writing, and executed by both Parties.

                  10.4. Assignment. In the event of a merger, consolidation or other reorganization under which, by operation of law, another surviving company succeeds to the rights and obligations of ABI, then such surviving company shall be and become fully substituted herein, as if originally a party hereto. In addition, ABI may assign its rights under this Agreement to a corporate Affiliate of ABI. Otherwise, this Agreement shall not be assignable by either ABI or MMRI without the prior written consent of the other. This Agreement shall inure to the benefit only of the parties hereto, their permitted Assignees, and their legal successors.

                  10.5. Enforceability. If one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining

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provisions hereof shall not in any way be affected or impaired thereby. To the extent permitted by law, each Party waives any provision of law which renders any provision herein invalid, illegal or unenforceable in any respect.

                  10.6. Venue and Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas, U.S.A., and any action brought by either party to enforce or construe this Agreement, or for damages hereunder, shall be brought in a court of appropriate jurisdiction (state or federal, as the case may be) in Potter County, Texas, U.S.A.

                  IN WITNESS WHEREOF, the Parties hereunto have caused this instrument to be executed in duplicate by their duly authorized representatives as of the date first above written.

ABI:                                                          MMRI:
---                                                           ----
AMARILLO BIOSCIENCES                                          MOLECULAR MEDICINE RESEARCH
INCORPORATED                                                  INSTITUTE


By:     //signature on file//                                 By:      //signature on file//
   -----------------------------------------------------         ----------------------------------------------------
   Dr. Joseph M. Cummins, President and                          Dr. Edward P. Amento, Director and
   Chairman of the Board                                         Chairman of the Board

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